Exhibit 23.1
Independent Auditor’s Consent
The Board of Directors
Interstate Hotels & Resorts, Inc.:
We consent to the incorporation by reference in the registration statements ( Nos. 333-118561, 333-107660 and 333-84531) on Form S-3 and (Nos. 333-113229, 333-92109, 333-89740, 333-61731, 333-60545 and 333-60539, 333-144935) on Form S-8 of Interstate Hotels & Resorts, Inc., of our report dated November 20, 2008 with respect to the balance sheet of the Hilton Houston Westchase Hotel as of December 31, 2006 and the related statements of hotel revenues and direct operating expenses for the periods from January 1, 2006 to May 1, 2006 and May 2, 2006 to December 31, 2006 and the years ended December 31, 2005 and 2004; our report dated November 20, 2008 with respect to the statements of hotel revenues and direct operating expenses of the Westin Atlanta Airport Hotel for the years ended December 31, 2005 and 2004; our report dated November 20, 2008 with respect to the balance sheet of the Sheraton Columbia Hotel as of December 31, 2006 and the related statements of hotel revenues and direct operating expenses for the periods from January 1, 2006 to May 1, 2006 and May 2, 2006 to December 31, 2006 and the years ended December 31, 2005 and 2004, which reports appear in the Form 8-K of Interstate Hotels & Resorts, Inc. dated November 21, 2008.
Our reports dated November 20, 2008 contain explanatory paragraphs that state that the Statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the Hotel’s assets, liabilities, revenues, expenses or cash flows.
/s/ KPMG LLP
McLean, Virginia
November 21, 2008

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